Exhibit 99.1

XO Group Announces Board of Directors Changes

NEW YORK, NY, June 1, 2018 – XO Group Inc. (NYSE: XOXO, www.xogroupinc.com) today announced the election of Michael Zeisser, current Lead Independent Director of XO Group, as Chairman of the Board, replacing XO Group cofounder David Liu who is stepping down. XO Group also announced the appointment of Jan Hier-King, cofounder and CTO of Bicycle Financial, to the company’s board of directors as an independent director who will serve on the board’s Audit Committee. Ms. Hier-King will be filling the vacancy created by the departure of Elizabeth Schimel who is also stepping down from the board. With this transition, the board will consist of seven directors, six of whom are independent.

Mr. Zeisser has served as an XO Group director since July 2013 and was elected by the independent directors of the company’s Board of Directors in May 2014 to serve as the Lead Independent Director. Mr. Zeisser is the former Chairman, U.S. Investments, for Alibaba Group, one of the largest internet companies in the world.

Ms. Hier-King spent a majority of her career at Charles Schwab, holding several positions over her 17 year tenure including Executive Vice President Human Resources, Executive Vice President Operational Services and Chief Information Officer. She is currently the cofounder and CTO of Bicycle Financial, a start-up focused on personal finance solutions. She also serves as a non-executive board member of Mphasis, a leading IT solutions provider based in Bangalore, India.

Mr. Liu cofounded The Knot Inc. in 1996 with Carley Roney and served as Chief Executive Officer of The Knot/XO Group Inc. from inception through March 2014, and has served as Chairman from inception through May 2018.

“On behalf of all of XO Group, I want to thank our cofounder, David, for his vision, tenacity, and leadership, without which we would not be here today leading this wonderful industry,” said Mike Steib, CEO of XO Group. “Our board is in great hands as Michael Zeisser transitions from Lead Independent Director to Chairman, and I’m thrilled to welcome Jan Hier-King whose operational expertise and enterprise technology experience will be invaluable to the success of XO Group and our stockholders.”

“It is an honor to be entrusted with the privilege and responsibility to succeed David as Chairman of XO Group. Carley and David have made a difference in the lives of millions of couples,” said Mr. Zeisser. “The board of directors will continue to steward their vision, and reaffirms its commitment to strong corporate governance and long-term value creation for the owners of the company.”

“I have had the good fortune and privilege over the past 22 years to have worked with the smartest, most creative and hard-working group of individuals. Their commitment and belief in our mission to obsessively serve every need of our couples and new parents is why we were able to create one of the most beloved and enduring consumer brands. I am grateful for their dedication and inspired by their humility.” said Mr. Liu. “I’d like to thank Liz for her wise counsel and support over the years and I’d like to welcome Jan to the XO Group family. Finally I’d like to congratulate Michael Zeisser on succeeding me as Chairman, he has been a trusted partner and friend. His steady hand as our lead independent director gives me confidence that the company will continue to strive to fulfill its mission.”

About XO Group Inc.

XO Group Inc.’s (NYSE: XOXO; xogroupinc.com) mission is to help people navigate and truly enjoy life’s biggest moments together. Our multi-platform brands guide couples through transformative life stages - from getting married with The Knot, to having a baby with The Bump, and helping bring important celebrations to life with entertainment vendors from GigMasters. The Company is publicly listed on the New York Stock Exchange (NYSE: XOXO) and is headquartered in New York City.

Forward Looking Statements

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) sales to sponsors or advertisers may be delayed or cancelled, (v) efforts to launch new technology and features may not generate significant new revenue or may reduce revenue from existing services, (vi) we may be unable to develop solutions that generate revenue from advertising delivered to mobile phones and wireless devices, (vii) the significant fluctuation to which our quarterly revenue and operating results are subject, (viii) the seasonality of the wedding industry, (ix) our e-commerce operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (x) the dependence of our registry services business on third parties, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

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Contact:

Melissa Bach

Director, Public Relations and Brand Marketing

(212) 515-3594

mbach@xogrp.com

Ivan Marmolejos

Director, Investor Relations and Corporate Development

(212) 219-8555 x1004

IR@xogrp.com